EXHIBIT 99.2

TRANSCRIPT
TWMC - Q2 2011 Trans World Entertainment Earnings Conference Call
Date: Aug. 18. 2011

PARTICIPANTS
Bob Higgins
Trans World Entertainment Corp. - Chairman & CEO

John Sullivan
Trans World Entertainment Corp. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

William Meyers
Miller Asset Management - Analyst

Mark Kaufman
Rafferty Capital Markets - Analyst

Operator

Good day, ladies and gentlemen, and welcome to Trans World Entertainment’s second-quarter 2011 results conference call. At this time all lines are in a listen-only mode. Later we will conduct a question and answer session, and instructions will be given at that time. (Operator Instructions) As a reminder, this conference is being recorded. I would now like to turn the conference over to your host today, Mr. Bob Higgins Chief Executive Officer. Please begin.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Thank you, Shawn. Good morning, everyone. On the call with me today is Mike Honeyman, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer. Thank you for joining us as we discuss our second-quarter and first-half results. I am pleased to announce that our trend of improving results has continued.

Our net loss for the second quarter improved $8.5 million to $7.3 million, a 54% improvement over last year. This followed an $8.9 million year-over-year improvement in net loss for the first quarter. Year-to-date we’ve improved our net loss by $17.4 million or 64%. Total sales in the second quarter decreased 20% to $108 million as we operated 18% fewer stores. Comp store sales decreased 6%.

Now let me touch on our performance by category. Video comparable sales decreased 8%. Comp sales in our top 50 in video decreased 20% during the quarter. Video represented 41% of our business during the quarter versus 42% last year.

Music comparable store sales declined 9%. Comp sales in our top 50 decreased 27% during the quarter. The music category represented 37% of our business for the quarter compared to 38% last year.

Negative comps in our two largest categories, video and music, have been largely driven by weak new releases. New releases in the back half of the year are expected to be stronger than they were in the first half of the year. In addition, we have been able to offset the negative comps with improved gross margins.

Electronic comp store sales increased 10%. Electronic sales represent 9% of our total business compared to 8% last year.

In our trend category, comp store sales increased 6%. Trend sales represented 8% of our total business in the quarter compared to 7% last year.

Video games comp store sales were down 14% for the quarter, and games represent 5% of our business, the same rate as last year. We have games in 121 stores, which represent 28% of the chain.

John will now take you through the financial highlights for the quarter. John?

John Sullivan - Trans World Entertainment Corp. - EVP & CFO

Thank you, Bob. Good morning. As Bob mentioned, our net loss for the quarter improved $8.5 million to $7.3 million or $0.23 per share, which is a 54% improvement over last year’s net loss of $15.8 million or $0.34 per share.

Our EBITDA loss improved$7.2 million for the quarter to $4.8 million. That is a 60% improvement over last year’s EBITDA loss of $12 million.

Our gross margin rate for the quarter increased 330 basis points to 37.0% of sales from 33.7% last year. The increase in gross profit as a percentage of sales was due to higher margin rates across all our product categories and the leveraging of our distribution and freight costs due to the closing of a distribution facility in Carson, California last year.

SG&A expenses were $44.8 million, a reduction of 22% on a total sales decline of 20%, resulting in a decrease as a percentage of sales to 41.5% this year from 42.5% last year. The decrease in SG&A was driven by the closing of underperforming stores and continued focus on effective expense management.

Net interest expense was $793,000 in the quarter versus $815,000 last year.

The Company has not required any borrowings under its line of credit during this year’s first half, and therefore, we ended the quarter without any borrowings outstanding under the line of credit.
In addition, the Company more than doubled its cash balance from the prior year. We ended the quarter with cash of $22.5 million compared to $10.5 million last year.

Year over year we have lowered our inventory by $32 million. Our quarter-end inventory position was $205 million versus last year’s $237 million. On a per square foot basis, this was $70 a foot versus $67 last year. During the quarter, we closed four stores, and we didn’t have any openings. We ended the quarter with 440 stores in operation in 2.9 million square feet versus last year’s 534 stores and 3.6 million square feet.

Now I would like to turn it over to Bob.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Thank you, John. We are encouraged by our first-half results. Year-to-date we’ve improved our net loss over last year by $17.4 million, a 64% improvement, our best first-half performance since 2005.

Our electronics and trend categories, which combined represented 16% of our business, had a 10% comp increase in the first half. We continue to strengthen our assortment in these categories.

The improvement in operating results has been driven by a higher gross margin rate and reductions in operating expenses.

The improvement in gross margin as a percentage of sales reflects improved margin rates across all categories. We have been able to reduce operating expenses by challenging each and every component of our business to improve and become more efficient. While at the same time, we’re investing in people, technology and merchandise to support our future.

We continue to streamline operations, improve processes, and reduce expenses as demonstrated by the continued leveraging of our SG&A expenses during the first half.

As John mentioned, we ended the quarter with cash of $22.5 million and without any borrowings on our line of credit. In fact, I’d like to stress that we’ve not had any borrowings outstanding on our line of credit for the entire first half of the year.

While working to improve our results, we continue to focus on the management of inventory and cash.

We’ve made significant progress in the first half, and our results reflect our accomplishments. But we still have a lot more to accomplish this year. As we head into the second half of the year and the all-important fourth quarter, our strategy is to focus on improving our performance across the board by capitalizing on the foundation we have built to deliver better value to our customers, improving performance in each of our product categories, controlling expenses and driving additional bottom-line contribution.

We are moving in the right direction and look forward to the remainder of 2011. Now, I would like to open up the call for questions.

Operator
(Operator Instructions). William Meyers, Miller Asset Management.

William Meyers - Miller Asset Management - Analyst
Hi, congratulations.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Hi, how are you doing?

William Meyers - Miller Asset Management - Analyst

Good. Could you talk — I think you said electronics were up 10%. Could you talk about — was there anything noticeable in the electronics in terms of kinds of electronics that led to that increase, or was it an across-the-board increase?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

We would like — it’s an area that we are doing very well in, and we would prefer not to explain the mix of products that is driving that, only because we think it’s — we don’t want to let our competitors know what we are doing so well in. So I hope you appreciate that. But we expect that to even be better in the second half of the year.

William Meyers - Miller Asset Management - Analyst
Okay. But would you say then that you do believe it is because of your improved mix is part of the reason that it went up?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Yes, it’s definitely the improved mix of what we are focusing on in that department.

William Meyers - Miller Asset Management - Analyst
Okay. And I read in a news article that you have some self-service video kiosks in at least some stores. Is that right, and how is that going?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

We’ve only got that in two stores, and it’s just a test for us to see how we do on it. It’s too early. It’s only been about four weeks now. So it is too early to say how it’s done, and like I said, it is a very early test.

William Meyers - Miller Asset Management - Analyst
Okay. So just the two stores. All right. Well, that’s all for me. Again, good quarter.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Okay. Thank you very much.

Operator Mark Kaufman, Rafferty Capital Markets.

Mark Kaufman - Rafferty Capital Markets - Analyst

Good morning. Where do you see yourself with your store base right now? Specifically how close do you feel you are at to the point where you have got the store base that you would like to have going forward?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Well, I would just say that I don’t know if we ever are going to be pleased with the store base that we have because you’re always looking to improve it. But not to avoid your question, Mark, we’ve improved our store base significantly. But what we do is we have the majority of our leases are expiring this year, which they did last year also, and we just make sure that conditions haven’t changed in the stores we are operating. And so we go back and discuss renewing the deals that make sense for us to renew, and if something can’t make sense from a financial point of view, we don’t renew that deal. So I would say we are always going to look for improvement in our real estate mix, but it gets better every single year.

Mark Kaufman - Rafferty Capital Markets - Analyst
Maybe a follow-on to that. Do you see at some point any opportunities where you reach bottom on what you have and start thinking about there might be opportunities to open stores again?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO
Yes, I think we are getting close to that. I think you’ll see some of that in 2012 and probably more of it in 2013, however. But there is plenty of opportunity out there.

Mark Kaufman - Rafferty Capital Markets - Analyst
Thanks, very much.

Operator
(Operator Instructions). I am not showing any questions, sir.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Okay. I would just like to take this opportunity to thank everyone for their dedication to our Company — all the Trans World associates, the customers, the vendors, and, of course, our shareholders. And we look forward to talking to you about our third-quarter results, which will be a call on November 17. So thank you very much for your participation today, and thank you, Shawn, for your help.

Operator

Thank you very much, sir. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the conference. You may now disconnect. Everyone, have a wonderful day. Thank you.